As filed with the Securities and Exchange Commission on November 16, 2000
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

MARKETWATCH.COM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3315360
(State or Other Jurisdictionof Incorporation or Organization)	(I.R.S. Employer Identification No.)

825 Battery Street

San Francisco, California 94111

(Address of Principal Executive Offices, including Zip Code)

1998 EQUITY INCENTIVE PLAN
2000 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plans)

Joan P. Platt
Chief Financial Officer
MarketWatch.com, Inc.
825 Battery Street
San Francisco, California 94111
(415) 733-0500
(Name, Address and Telephone Number of Agent For Service)

Copies to:

Jeffrey R. Vetter, Esq.
Cynthia E. Garabedian, Esq.
Fenwick & West LLP
Two Palo Alto Square
Palo Alto, California 94306

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	2,100,000 (1)	$4.92 (2)	$10,332,000 (2)	$2,728

(1) Represents (i) 500,000 shares reserved for issuance upon exercise of options granted under the registrant's 2000 Employee Stock Purchase Plan and (ii) 1,600,000 additional shares reserved for issuance upon exercise of options granted under the registrant's 1998 Equity Incentive Plan, under an amendment to this plan approved by the stockholders of the registrant on May 26, 2000. Shares under the 1998 Equity Incentive Plan were initially registered on a Registration Statement on Form S-8, filed with the Securities and Exchange Commission on July 21, 1999 (Registration No. 333- 83383).

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 and based upon an average of the high and low prices of the Registrant's common stock as reported on the Nasdaq National Market on November 10, 2000.

MARKETWATCH.COM, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a) The registrant's annual report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000.

(b) All other reports filed by the registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in (a) above.

(c) The description of the registrant's common stock contained in the registrant's registration statement on Form 8-A filed with the Securities and Exchange Commission on November 25, 1998 under Section 12(g) of the Securities Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, on or after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of the filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act of 1933.

As permitted by the Delaware General Corporation Law, the registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the Bylaws of the registrant provide that (i) the registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

The registrant has entered into Indemnification Agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The indemnification provision in the registrant's Amended and Restated Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the registrant's directors and executive officers for liabilities arising under the Securities Act.

The registrant, with approval by the registrant's Board of Directors, has obtained directors' and officers' liability insurance.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.
Exhibit Number	Exhibit Title

4.01

Registrant's Amended and Restated Certificate of Incorporation
(incorporated herein by reference to Exhibit 3.01 of the registrant's Annual Report on Form 10-K (Registration No. 000-25113) filed with the Securities and Exchange Commission on March 31, 1999 (the "Form 10-K")).

4.02

Registrant's Bylaws
(incorporated herein by reference to Exhibit 3.03 of the registrant's Registration Statement on Form S-1 (Registration No. 333-65569), declared effective by the Securities and Exchange Commission on January 14, 1999 (the "Form S-1")).

4.03	Form of specimen stock certificate for registrant's common stock (incorporated herein by reference to Exhibit 4.01 of the Form S-1).
4.04

Registration Rights Agreement, dated January 13, 1999, among the registrant, CBS Broadcasting Inc. and Data Broadcasting Corporation
(incorporated herein by reference to Exhibit 4.02 of the Form 10-K).

4.05

Stockholder's Agreement, dated January 13, 1999, among the registrant, Marketwatch.Com, LLC, CBS Broadcasting Inc. and Data Broadcasting Corporation.
(incorporated herein by reference to Exhibit 4.03 of the Form 10-K).

4.06	Form of registrant's Non-Plan Stock Option Agreement (incorporated herein by reference to Exhibit 10.10 of the Form S-1).
4.07	Registrant's 1998 Directors Stock Option Plan (incorporated herein by reference to Exhibit 10.11 of the Form S-1).
4.08	Registrant's 1998 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.12 of the Form S-1).
4.09

Registrant's 2000 Employee Stock Purchase Plan.
(incorporated herein by reference to Exhibit 10.22 of the registrant's Quarterly Report on Form 10-Q (Registration No. 000-25113) filed with the Securities and Exchange Commission on November 14, 2000).

5.01	Opinion of Fenwick & West LLP regarding legality of the securities being registered.
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02	Consent of PricewaterhouseCoopers LLP, independent accountants.
24.01	Power of Attorney (see page 5).

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    To include any prospectus required by Section 10(a)(3) of the Securities Act;
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 16th day of November, 2000.

MARKETWATCH.COM, INC.

By: /s/ Lawrence S. Kramer

Lawrence S. Kramer
President, Chief Executive Officer and
Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Lawrence S. Kramer and Joan P. Platt, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in- fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
Principal Executive Officer: /s/ Lawrence S. Kramer Lawrence S. Kramer	President, Chief Executive Officer and Chairman of the Board of Directors	November 16, 2000
Principal Financial Officer and Principal Accounting Officer: /s/ Joan P. Platt Joan P. Platt	Chief Financial Officer	November 16, 2000
Additional Directors: /s/ Andrew Heyward Andrew Heyward	Director	November 16, 2000
/s/ Michael H. Jordan Michael H. Jordan	Director	November 16, 2000
/s/ Robert H. Lessin Robert H. Lessin	Director	November 16, 2000
_____________ Daniel Mason	Director	November __, 2000
/s/ Russell I. Pillar Russell I. Pillar	Director	November 16, 2000
_____________ Stephen Hill	Director	November __, 2000
/s/ John Makinson John Makinson	Director	November 16, 2000
/s/ Peter Glusker Peter Glusker	Director	November 16, 2000
/s/ Giles Spackman Giles Spackman	Director	November 16, 2000

EXHIBIT INDEX

Exhibit Number	Exhibit Title
5.01	Opinion of Fenwick & West LLP regarding legality of the securities being registered.
23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).
23.02	Consent of PricewaterhouseCoopers LLP, independent accountants.
24.01	Power of Attorney (see page 5).

EXHIBIT 5.01

November 16, 2000

MarketWatch.com, Inc.
825 Battery Street
San Francisco, CA 94111

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about November 16, 2000 under the Securities Act of 1933, as amended, in connection with the registration of (i) an aggregate of 1,600,000 shares of your common stock (the "Stock") subject to issuance by you upon the exercise of stock options granted or to be granted by you under your 1998 Equity Incentive Plan (the "Equity Incentive Plan") and (ii) an aggregate of 500,000 shares of Stock subject to issuance by you upon the exercise of stock options granted or to be granted by you under your 2000 Employee Stock Purchase Plan (the "Purchase Plan," and together with the Equity Incentive Plan, the "Plans"). In rendering this opinion, we have examined the following:

(1) your Amended and Restated Certificate of Incorporation, certified by the Delaware Secretary of State on January 11, 1999;

(2) your Bylaws, certified by your Secretary on January 21, 1999;

(3) the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference;

(4) the Prospectus prepared in connection with the Registration Statement;

(5) the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in your minute books and the minute books of your predecessor, Marketwatch.Com, LLC, a Delaware limited liability company, that are in our possession;

(6) the certificate from your transfer agent of even date herewith verifying the number of your issued and outstanding shares of capital stock as of the date hereof and a list of option, warrant and other rights holders respecting your capital stock and of any rights to purchase capital stock that was prepared by you and dated November 16, 2000 verifying the number of such issued and outstanding securities; and

(7) a Management Certificate addressed to us and dated of even date herewith executed by you containing certain factual and other representations.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the records and documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California and, with respect to the validity of corporate action and the requirements for the issuance of stock, of the State of Delaware.

Based upon the foregoing, it is our opinion that the up to 2,100,000 shares of Stock that may be issued and sold by you upon the exercise of stock options granted or to be granted under the Plans, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion speaks only as of its date and we assume no obligation to update this opinion should circumstances change after the date hereof. This opinion is intended solely for use in connection with the issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP

EXHIBIT 23.02

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 9, 2000, except Note 10 which is as of March 28, 2000, relating to the consolidated financial statements of MarketWatch.com, Inc. and June 15, 1998, relating to the financial statements of the DBC Online/News Business, a division of Data Broadcasting Corporation, which appear in MarketWatch.com, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

San Jose, California

November 16, 2000